Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated September 24, 2025, and each included in this Post-Effective Amendment No. 109 to the Registration Statement (Form N-1A, File No. 333-184477) of Stone Ridge Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 28, 2025, with respect to the financial statements and financial highlights of LifeX Durable Income ETF (formerly LifeX Income Fund 1963M) (one of the funds constituting Stone Ridge Trust) included in the Annual Report (Form N-CSR) for the year ended December 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

September 23, 2025